Exhibit 10.14

WAREHOUSE GOODS, INC. EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Warehouse Goods, Inc., a Florida corporation, hereinafter referred to as “Warehouse Goods” or “Employer” and Jay Scheiner hereinafter referred to as “Employee,” on the 13 day of April, 2015.

WITNESSETH:

WHEREAS, Warehouse Goods has instituted a network of employed and contracted employees to assist in the receipt, processing, and dissemination of orders for vaporizers and associated products.

WHEREAS, Warehouse Goods’ agreements with vendors authorize Warehouse Goods to sell vaporizers to customers.

WHEREAS, Warehouse Goods and Employee mutually desire to enter into an Agreement whereby Employee agrees to provide certain services to Warehouse Goods within accepted standards of care and under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1 Recitations. The aforestated recitations are true and correct and are incorporated herein by reference.

2 Definitions. Whenever used in this Agreement, the following terms shall have the definitions contained in this section.

Effective Date: means the last date specified on the signature portion of this Agreement.

3 Employment. Warehouse Goods hereby employs Employee as, and in the specific capacity of, Chief Operating Officer and Employee accepts said employment upon the terms and conditions of this Agreement.

4 Employee’s Duties and Responsibilities.

4.1 Employee shall be responsible for, but not limited to task and duties relating to the position of Chief Operating Officer.

Warehouse Goods Employment Agreement
July 2014 Edition

4.2 Employee shall at all times conduct himself or herself in compliance with all applicable federal, state, and local laws and their rules and regulations and in compliance with Warehouse Goods’ policies and procedures, and the terms of this Agreement.

4.3 Employee will occasionally be asked to work additional hours, including but not limited to working trade shows, weekends, and mandatory meetings. No additional compensation will be provided to employee for working additional hours.

5 Employer’s Responsibilities.

5.1 Administration. Warehouse Goods shall perform the appropriate administrative, regulatory, marketing, enrollment and other functions necessary for administration of the company, pursuant to applicable state and federal law. Employer shall make all employment, termination, supervision, discipline and promotion decisions concerning its employees, and will assign employees, at its discretion, to assist Employee with Employee’s performance hereunder. Employer shall provide Employee such office space, facilities, and supplies as reasonably necessary, in its discretion, to permit Employee to provide the services described herein. Employee shall abide by policies and procedures established by Warehouse Goods.

5.2 Accounting. Warehouse Goods shall maintain, in accordance with generally accepted accounting principles, such financial accounting records as shall be necessary, appropriate and convenient to carry out the purposes of this Agreement. Warehouse Goods may contract with a third party to carry out any or all of these functions.

5.3 Information. Warehouse Goods shall provide the Employee with information and data reasonably necessary to carry out the terms and conditions of this Agreement.

6 Compensation & Benefits. Warehouse Goods shall provide compensation and benefits to the Employee for the continual and complete discharge of his or her duties under this Agreement as specified in attached Exhibit A.

7 Relocation Expense Reimbursements. Warehouse Goods shall provide relocation expense reimbursements under this agreement as specified in attached Exhibit B, if applicable. N/A

8 Term of Agreement/Termination.

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for the period of one year thereafter. This Agreement shall automatically renew for successive one year periods, unless either party notifies the other of its desire not to renew the Agreement at least 60 days prior to the next scheduled renewal date. This Agreement may also be terminated in accordance with any applicable provision of this Agreement.

Warehouse Goods Employment Agreement
July 2014 Edition

8.2 Termination – Without Cause. Either party may terminate this Agreement at any time without cause. Should Employee be terminated without cause the Employer will provide the Employee with six (6) months of salary continuance with benefits in force excluding the monthly car and cell phone allowances.

8.3 Employer Right To Terminate – For Cause. Employer may terminate the Agreement for cause immediately in the event of the occurrence of any of the following events:

8.3.1 Employee violates any applicable law;

8.3.2 Employee’s commission of any act or omission that, in Warehouse Goods’ sole judgment, subjects Warehouse Goods to shame or ridicule, or otherwise materially diminishes the reputation and good name of Warehouse Goods;

8.3.3 Employee is in violation of or engages in conduct which in Warehouse Goods’ reasonably exercised judgment, is inconsistent with Employer’s policies, and procedures, business or professional interests;

8.3.4 Employee commits any act or omission that, in Warehouse Goods’ reasonably exercised judgment creates a conflict of interest or places the Employee in a posture adverse to the best interests of Warehouse Goods;

8.3.5 Employee becomes unable to perform Employee’s duties and obligations pursuant to this Agreement, with reasonable accommodation, for a continuous period of more than thirty (30) days or for period of sixty (60) days during any consecutive three hundred sixty-five (365) day period;

8.3.6 Death of Employee; and

8.3.7 A breach by Employee of any other term or condition of this Agreement which remains uncured for a period of ten business (10) days following receipt of notification from Warehouse Goods of such breach.

Warehouse Goods Employment Agreement
July 2014 Edition

8.4 Obligations upon Termination. Upon termination of this Agreement, neither party shall have any further obligation hereunder except for obligations accruing prior to the date of termination, and those obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement. Such as in 8.2.

8.5 Employee’s Cooperation Upon Termination. Employee agrees that for the period of his employment and thereafter for a period of twenty-four (24) months, Warehouse Goods has the right to receive, open, and / or intercept all mail, and other communications (whether written, or in electronic or other form) addressed to Employee at Warehouse Goods’ address or received by Warehouse Goods by means of any electronic media, and the right to take possession, for Warehouse Goods’ own account, any mail or other communication provided such communication relates to Warehouse Goods’ business, and Warehouse Goods shall have the further right to endorse Employee’s name on financial instruments “for deposit” and to deposit for the account of Warehouse Goods any check, money order or other financial instrument payable to Employee that is received from any person as payment for product or professional or other services rendered by Warehouse Goods during the term of this Agreement.

9 Acknowledgements. Warehouse Goods is engaged in the business of providing vaporizers and related equipment to members of the public and retailers and engages in competition with other businesses that provide herbal vaporizers to members of the public and retailers. Through great time, energy and expense, Warehouse Goods has developed expertise, programs, systems, methods, practices, and other information as well as contractual and business relationships with vendors and others that enable Warehouse Goods to compete in the industry. Employee acknowledges that:

9.1 Warehouse Goods’ business is highly specialized;

9.2 The expertise, programs, systems, methods, practices, and other information developed, used and maintained by Warehouse Goods are not generally known by competitors in the industry;

9.3 Warehouse Goods has a proprietary interest in its programs, systems, methods, practices, and other information developed and maintained by Warehouse Goods;

9.4 Documents and other information regarding Warehouse Goods’ business methods, relationships, strategies, costs, programs, systems, methods, practices, and other information developed, used and maintained by Warehouse Goods are highly confidential and constitute trade secrets; and

9.5 Disclosure of Warehouse Goods’ confidential and trade secret information would irreparably harm Warehouse Goods and give unfair advantage to any other person competing with Warehouse Goods in the industry.

Warehouse Goods Employment Agreement
July 2014 Edition

10 Intellectual Property and Confidential Information. In order to induce Company to hire and to thereafter continue to employ Employee, Employee and Company have entered into a Confidentiality, Non-Disclosure, and Non-Solicitation Agreement signed and dated as of February 6, 2015.

11 Restrictive Covenant. During the term of this Agreement, and for a period of eighteen (18) months after this Agreement has been terminated for any reason, regardless of whether the termination is initiated by Warehouse Goods or Employee, Employee will not without written consent from Warehouse Goods directly or indirectly, on behalf of himself or herself or on behalf of any other person, firm, company, partnership or business entity:

11.1 solicit any business from any person who is or was a customer or supplier of Warehouse Goods during a period of five (5) years prior to the termination of Employee’s employment;

11.2 recruit or solicit any employee of Warehouse Goods, or person who was employed by Warehouse Goods during a period of one (1) year prior to the termination of Employee’s employment, for employment with any other organization which engages directly or indirectly in the business of providing vaporizers and related goods to members of the public;

11.3 own, manage, operate, control, be employed by, participate in, or be connected in any manner whatsoever with the ownership, management, operation, or control of any business engaged in the vaporizer industry or any other business similar to the type of business conducted by Warehouse Goods.

12 Injunction For Breach. In the event of a breach or threatened breach by Employee of any of the promises contained in this Agreement, Employee acknowledges that Warehouse Goods’ remedy at law for damages will be inadequate and that Warehouse Goods will be entitled to an injunction, without the requirement of an injunction bond, to prevent and enjoin Employee from breaching or threatening to breach any of the provisions contained herein. Warehouse Goods’ application to a court of law for an injunction under this paragraph will not constitute a waiver by Warehouse Goods or in any way limit or prohibit Warehouse Goods from pursuing any other remedies available to it in law or equity. Employee further agrees that:

12.1 the obligations of paragraphs 10 and 11 of this Agreement are independent of any other obligations of Warehouse Goods, and the existence of any claim or cause of action of the Employee against Warehouse Goods, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Warehouse Goods of the provisions of paragraphs 10 and 11;

Warehouse Goods Employment Agreement
July 2014 Edition

12.2 the restrictive covenant provisions of this Agreement are reasonable and necessary to protect Warehouse Goods’ legitimate business interests, including but not limited to the protection of Warehouse Goods’ trade secrets and confidential information, relationships with existing and prospective customers and other business relationships, goodwill, and Warehouse Goods’ investment in training Employee;

12.3 if any portion of the restrictive covenants of this Agreement are held by a court to be unreasonable, arbitrary, or against public policy for any reason, the restrictive covenant shall be enforced as to a lesser scope, time or geographic area, to the fullest extent possible such that the provision shall not be considered unreasonable or unenforceable;

12.4 if proceedings have to be brought by Warehouse Goods against Employee to enforce the restrictive covenant provisions of this Agreement, the period of restriction shall be deemed to begin to run on the date of entry of an order granting Warehouse Goods injunctive relief, and shall continue uninterrupted for the next succeeding twelve (12) months.

13 Dispute Resolution. In the event of any dispute or claim regarding this Agreement or any part thereof, the parties agree to submit such dispute or claim to binding arbitration. A single arbitrator shall be chosen by mutual agreement between the parties and their respective counsel, who shall render an award within 30 days of the arbitration hearing. The venue for any such arbitration shall be Palm Beach County, Florida. The determination or award rendered therein shall be binding and conclusive upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction over the parties. The prevailing party in any such arbitration proceeding shall recover from the other party his/her/its attorneys fees and costs, which amounts shall be determined by the arbitrator. This paragraph will not be deemed a waiver of Warehouse Goods’ right to injunctive relief as provided for in this Agreement.

14 Representation. The Employee hereby represents and warrants to Warehouse Goods that: (a) this Agreement constitutes the legal, valid and binding obligation to the Employee, enforceable against the Employee in accordance with its terms; (b) the execution, delivery and performance of this Agreement has been duly authorized by all required action of the Employee and (c) such execution, delivery and performance does not violate any provisions of any agreement to which the Employee is a party, or any laws or regulations applicable to the Employee.

Warehouse Goods Employment Agreement
July 2014 Edition

15 Indemnification. Employee shall indemnify and hold harmless, to the fullest extent permitted by law, Warehouse Goods, its officers, directors, and shareholders with regard to any threatened, pending or contemplated claim, action, suit, or other type of proceeding, or any final judgment, assessment, fine, or penalty, including, without limitation: (a) any obligations to repay any sums previously paid, directly or indirectly, to Warehouse Goods with respect to services rendered by Employee on behalf of Warehouse Goods if such overpayment results from or is based on Employee: (i) the Internal Revenue Service upon audit or examination determine that business deductions to Employee are disallowed as ineligible business deductions to Warehouse Goods; (ii) professional or general liability claims or judgments are asserted against Warehouse Goods with respect to acts or omissions of Employee which exceed applicable insurance proceeds or which are determined to be non-covered by insurance; and (iii) any breach by Employee of any of the representations and warranties of Employee contained herein.

16 No Ownership Interest. During the term of this Agreement, Employee shall not be required to contribute any money towards Warehouse Goods’ equipment or operations, but likewise Employee will have no financial interest in the accounts receivable, furniture, equipment, leasehold improvements, property, assets, goodwill or the like of Warehouse Goods.

17 Reporting Legal Actions.

17.1 Summons or Complaint. Employee will notify Warehouse Goods in writing within five (5) working days of being served with a summons, complaint, written claim, or other document alleging negligence or other injury, whether before or during employment by Warehouse Goods.

17.2 Occurrence or Event. Employee will orally notify Warehouse Goods within five (5) working days of any event which raises a reasonable probability that it will result in a legal claim or action against Employee relating to his/her employment duties.

17.3 Arrest Indictment or Conviction. Employee will orally notify Warehouse Goods immediately, and in writing within five (5) days, of any arrest, indictment or conviction for other than a misdemeanor motor vehicle license infraction.

Warehouse Goods Employment Agreement
July 2014 Edition

17.4 Cooperation in Dispute Resolution. Employee recognizes that certain disputes may arise between Warehouse Goods and third parties, the resolution of which may require the cooperation of Employee, including, but not limited to, Employee’s providing factual information and giving depositions and testimony in judicial and administrative proceedings. Employee shall, during the term hereof and at all times after termination for a period of five (5) years, cooperate with Warehouse Goods to allow it to advance its position with respect to such disputes. Warehouse Goods shall provide reasonable compensation to employee and reimburse Employee for all out-of-pocket expenses incurred in connection with such cooperation, provided that Employee obtains Warehouse Goods’ agreement in advance for such expenses and provides Warehouse Goods with an itemized written account of such reimbursable expenses. The terms and conditions of this Paragraph shall survive termination of this Agreement.

18 Miscellaneous.

18.1 Applicable law. This Agreement, and the rights and obligations of the parties herein, shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of Florida, without reference to conflicts of laws principles as applied in that State. Subject to the arbitration provisions of Section 13 above, the parties each consent to the exclusive jurisdiction of any state or federal court located in the County of Palm Beach, State of Florida in all actions or proceedings relating to this Agreement.

18.2 Confidentiality. The parties hereto agree that each shall hold this Agreement and the information contained in this Agreement as confidential and shall not disclose this Agreement or any of its terms or information contained in this Agreement to any non party, except as necessary to carry out the terms herein or as required by state or federal law.

18.3 Heading and captions. Headings and captions used in this Agreement are for convenience only and should not be considered in interpreting the provisions hereof.

18.4 Federal and state law regulations. This Agreement, and the performance thereof, is subject to the requirements of all applicable state and federal laws. Provisions required thereby to be in this Agreement shall be incorporated herein by this reference and shall bind the parties to this Agreement whether or not specifically provided herein.

18.5 Modification. This Agreement, and the attachments hereto, constitute the entire understanding of the parties hereto and no changes, amendments or alterations shall be effective unless in writing and signed by both parties.

Warehouse Goods Employment Agreement
July 2014 Edition

18.6 Enforceability. The invalidity or un-enforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term or provision.

18.7 Notice. Any notice required to be given under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, to the Employee’s last known residence or to Warehouse Goods, Inc., Attention Aaron Locascio, Boca Raton, Florida.

18.8 Complete Agreement. This Agreement, together with the Proprietary Rights and Confidentiality Agreement entered into by the parties contemporaneously herewith, constitute the entire understanding of the parties in respect of its subject matter, and supersedes all prior oral agreements and understandings between the parties with respect to its subject matter.

18.9 Waiver. No waiver of any default in the performance of any of the duties or obligations arising under this Agreement shall be valid unless in writing and signed by the waiving party. Waiver of any one default shall not constitute or be construed as creating a waiver of any other default or defaults. No course of dealing between the parties shall operate as a waiver or preclude the exercise of any rights or remedies under this Agreement. Failure on the part of either party to object to any act or failure to act of the other party, or to declare the other party in default, regardless of the extent of such default, shall not constitute a waiver by such party of its rights hereunder.

/s/ Aaron LoCascio	/s/ Jay Scheiner
Aaron LoCascio, CEO	Jay Scheiner
Warehouse Goods, Inc.

Date 4/17/15	Date 4/13/15

Warehouse Goods Employment Agreement
July 2014 Edition

EXHIBIT A

Compensation. Warehouse Goods shall pay, to or for the benefit of Employee as compensation (“Salary”) in the amount of $7,500.00 semi-monthly ($180,000.00 per year), along with a discretionary annual bonus. Warehouse Goods shall withhold from each compensation payment made to Employee the required withholding and other employment-related taxes, as well as any benefits to which Employee makes a contribution, and any personal expenses incurred by Employee, the payment for which was advanced by Warehouse Goods.

Should a compensatory stock plan become available you will be eligible to participate in a manner consistent with other employees with similar responsibilities.

Reviews and Probation Period. Employee will be under a sixty (60) day introductory period. After which, Employee will have an evaluation to review performance and goals.

Payroll Schedule. All employees are paid semi-monthly on the 5th and the 20th for the corresponding previous work period. In the event that a regularly scheduled payday falls on a weekend or holiday, you will be paid on the last day of work before the scheduled payday.

Benefits. Employee will receive benefits based on employment status in accordance with requirements as stated in the company’s summary of benefits. For the purpose of determining the Employee’s eligibility, the hire date used will be the date consulting services began (2/2/15); with the exception of the Employer’s 401 (k) Retirement Plan which will be based on the Employee hire date ( 4/16/15).

In addition the Employee will also receive:

12 PTO days upon hire date

$500.00 Monthly car allowance ($250.00 per pay period)

$100.00 Monthly cell phone allowance ($50.00 per pay period)

Employee agrees to keep the terms of this Agreement confidential, and shall not disclose any of the terms and conditions of this Agreement to third parties or otherwise make the terms and conditions of this Agreement public except pursuant to the order of a court of competent jurisdiction or in connection with legal proceedings to enforce the terms and conditions of this Agreement. Employee acknowledges that Employee’s breach of this provision is grounds for immediate termination, and further acknowledges that such a breach would cause Warehouse Goods irreparable harm for which monetary compensation alone would be an inadequate remedy. Accordingly, without limiting any other remedies available to Warehouse Goods in connection with a breach or threatened breach of this provision, Warehouse Goods shall be entitled to injunctive relief if Employee breaches or threatens to breach this provision.

/s/ Aaron LoCascio	/s/ Jay Scheiner
Aaron LoCascio, CEO	Jay Scheiner
Warehouse Goods, Inc.

Date 4/17/15	Date 4/13/15

Warehouse Goods Employment Agreement
July 2014 Edition
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